Exhibit 99.1

                                 [HEXCEL LOGO]

                                 NEWS RELEASE

                   Hexcel Corporation, 281 Tresser Boulevard
                      Stamford, CT  06901 (203) 969-0666

                                   CONTACT:  Ronald S. Ziemba
                                           Hexcel Corporation
                                           203-969-0666 ext. 405

                     HEXCEL CORPORATION AGREES TO ACQUIRE

               SELECTED ASSETS AND BUSINESSES OF FIBERITE, INC.

                    STAMFORD, CT, April 21, 1997 - Hexcel
          Corporation (NYSE/PSE:HXL) announced today that it has entered into an agreement to acquire selected assets and businesses of Fiberite, Inc. for about $300 million in cash and certain assumed liabilities.

                    Fiberite, headquartered in Tempe, AZ, is a supplier of advanced composite materials for aerospace, industrial and recreational applications. The lines of business to be acquired by Hexcel include certain prepreg operations, as well as Fiberite's ablatives, carbon-carbon, molding compound and engineered components businesses.

                    These lines of business, which had sales of about $200 million for 1996, are located in Tempe, AZ; Newark, DE; Winona, MN; Delano, PA, and Greenville, TX with a small facility in Courcelles-les-Lens, France. Fiberite's operations in Orange, CA and Oestringen, Germany will not be included in the acquisition.

                    "We at Hexcel are very excited about this transaction," said John J. Lee, the company's chairman and chief executive officer. "It is consistent with our strategic growth objectives, and it positions Hexcel strongly for the year 2000 and beyond. The business lines we are acquiring will expand our portfolio of product offerings into areas where Hexcel does not now operate or has a relatively minor market presence. For example, we see significant potential in broadening Hexcel's participation in future space and defense programs, including the space shuttle, public and private space satellites and military aircraft," he added.

                    "Acquiring these Fiberite operations also will allow us to diversify our commercial aerospace business into new areas, such as materials and parts for jet engines and aircraft brake linings," Mr. Lee said. "The net result will be a better balance between our commercial aerospace business, where Hexcel has historically been well known, and other attractive aerospace markets, such as space and defense. The acquisition also will enable us to expand and diversify our product offerings for general industrial applications," he added.

                    "Fiberite's manufacturing and research
          facilities and its customer service and technical support functions will broaden our own capabilities in these important areas. And Fiberite has a complement of talented managers and employees who will enhance Hexcel's know-how and expertise in many other ways," Mr. Lee said.

                    The assets of Fiberite to be acquired by Hexcel are to be purchased from Stamford FHI Acquisition Corp., a financial buyer that has agreed to purchase the outstanding stock of Fiberite's parent company, Fiberite Holdings, Inc., from its previous owners, including DLJ Merchant Banking, Inc.

                    The transaction is expected to be completed during the third quarter of 1997, subject to customary conditions of closing and required regulatory approvals.

                    Hexcel Corporation manufactures lightweight, high performance carbon fibers, structural fabrics, composite materials and engineered parts and structures. It sells these products to customers in the commercial aerospace, space and defense, recreation and general industrial markets. Hexcel's 1996 revenues were $695 million.